Exhibit 99.1

CENCORA REPORTS FISCAL 2024 FOURTH QUARTER AND YEAR END RESULTS
Revenue of $79.1 Billion for the Fourth Quarter, a 14.7 Percent Year-Over-Year Increase
Fourth Quarter GAAP Diluted EPS of $0.02 and Adjusted Diluted EPS of $3.34
Revenue of $294.0 Billion for Fiscal Year 2024, a 12.1 Percent Year-Over-Year Increase
Fiscal Year 2024 GAAP Diluted EPS of $7.53 and Adjusted Diluted EPS of $13.76
Company increases its quarterly dividend by 8 percent

CONSHOHOCKEN, PA, November 6, 2024 - Cencora, Inc. (NYSE: COR) today reported that in its fiscal year 2024 fourth quarter ended September 30, 2024, revenue increased 14.7 percent to $79.1 billion. Revenue increased 12.1 percent to $294.0 billion for the fiscal year. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $0.02 for the September quarter of fiscal 2024, compared to $1.72 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 16.8 percent to $3.34 in the fiscal fourth quarter. For fiscal year 2024, diluted EPS decreased 11.7 percent to $7.53. For fiscal year 2024, adjusted diluted EPS increased 14.8 percent to $13.76.

“Cencora took important steps forward in fiscal 2024 as we continued to evolve our global enterprise through the advancement of our pharmaceutical distribution capabilities and execute on our strategy,” said Bob Mauch, President and Chief Executive Officer of Cencora. “This morning's announcement of our acquisition of Retina Consultants of America furthers our ability to build on our leadership in specialty and deliver on our strategic imperatives. The strength of our business, value of our strategy and unparalleled expertise of our team members continues to drive Cencora's performance and results.”

“As we move into fiscal 2025, we are leading with a customer-centric approach, embracing an enterprise-powered mindset and a focus on learning to ensure we remain a differentiated healthcare solutions provider, both now and into the future,” Mr. Mauch continued. “Cencora is well positioned for continued growth and committed to long-term value creation for all our stakeholders as we continue to build on the critical role we play at the center of healthcare.”

Fourth Quarter Fiscal Year 2024 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$79.1B	$79.1B
Gross Profit	$2.5B	$2.5B
Operating Expenses	$2.4B	$1.6B
Operating Income	$127M	$851M
Interest Expense, Net	$21M	$21M
Effective Tax Rate	94.0%	20.3%
Net Income Attributable to Cencora	$3M	$662M
Diluted Earnings Per Share	$0.02	$3.34
Diluted Shares Outstanding	198.1M	198.1M

Below, Cencora presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly and fiscal year results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

Fourth Quarter GAAP Results

•Revenue: In the fourth quarter of fiscal 2024, revenue was $79.1 billion, up 14.7 percent compared to the same quarter in the previous fiscal year, reflecting a 15.7 percent increase in revenue within U.S. Healthcare Solutions and a 5.5 percent increase in revenue within International Healthcare Solutions.

•Gross Profit: Gross profit in the fourth quarter of fiscal 2024 was $2.5 billion, a 10.6 percent increase compared to the same period in the previous fiscal year primarily due to an increase in gross profit in the U.S. Healthcare Solutions segment, a decrease in LIFO expense, and a lower Turkey highly inflationary impact on inventory in the current year quarter. Gross profit as a percentage of revenue was 3.15 percent, a decline of 12 basis points from the prior year quarter due to the decline of U.S. Healthcare Solutions' gross profit margin primarily due to increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class, which have lower profit margins, and a lack of exclusive COVID-19 therapy sales, which had higher gross profit margins.

•Operating Expenses: In the fourth quarter of fiscal 2024, operating expenses were $2.4 billion, up 33.2 percent from the same period last fiscal year, primarily due to: (i) a $418 million goodwill impairment charge related to PharmaLex; (ii) an increase in distribution, selling, and administrative expenses to support our continued business growth; and (iii) an increase in litigation and opioid-related expense. Operating expenses as a percentage of revenue in the fiscal 2024 fourth quarter was 2.99 percent compared to 2.58 percent for the same period in the previous fiscal year.

•Operating Income: In the fourth quarter of fiscal 2024, operating income was $126.6 million, a 73.4 percent decrease compared to the same period in the previous fiscal year primarily due to the increase in operating expenses, offset in part by the increase in gross profit. Operating income as a percentage of revenue was 0.16 percent in the fourth quarter of fiscal 2024 compared to 0.69 percent for the same period in the previous fiscal year.

•Interest Expense, Net: In the fourth quarter of fiscal 2024, net interest expense of $21.0 million decreased 65.6 percent versus the prior year quarter due to an increase in interest income as a result of higher investment interest rates and higher average investment cash balances, and a decrease in interest expense driven by a decrease in interest expense at our European distribution business primarily due to decreased borrowings in Turkey and the September 2023 divestiture of our less-than-wholly-owned subsidiary in Egypt.

•Effective Tax Rate: The effective tax rate was 94.0 percent for the fourth quarter of fiscal 2024 primarily due to the PharmaLex goodwill impairment, which is largely not deductible for income tax purposes. The effective tax rate was 21.8 percent in the prior year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $0.02 in the fourth quarter of fiscal 2024, a 98.8 percent decrease compared to the previous fiscal year's fourth quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal 2024 were 198.1 million, a decrease of 2.6 percent versus the prior fiscal year fourth quarter primarily due to share repurchases.

Fourth Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the fourth quarter of fiscal 2024, revenue was $79.1 billion, up 14.7 percent compared to the same quarter in the previous fiscal year, reflecting a 15.7 percent increase in revenue within U.S. Healthcare Solutions and a 5.5 percent increase in revenue within International Healthcare Solutions.

•Adjusted Gross Profit: Adjusted gross profit in the fourth quarter of fiscal 2024 was $2.5 billion, a 6.6 percent increase compared to the same period in the previous fiscal year primarily due to an increase in gross profit in the U.S. Healthcare Solutions segment. Adjusted gross profit as a percentage of revenue was 3.10 percent in the fiscal 2024 fourth quarter, a decline of 24 basis points when compared to the prior year quarter due to the decline of U.S. Healthcare Solutions' gross profit margin primarily due to increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class, which have lower profit margins, and a lack of exclusive COVID-19 therapy sales, which had higher gross profit margins.

•Adjusted Operating Expenses: In the fourth quarter of fiscal 2024, adjusted operating expenses were $1.6 billion, a 6.8 percent increase compared to the same period in the previous fiscal year primarily due to an increase in distribution, selling, and administrative expenses to support our continued business growth. Adjusted operating expenses as a percentage of revenue in the fiscal 2024 fourth quarter was 2.03 percent, a decline of 15 basis points when compared to the prior year quarter.

•Adjusted Operating Income: In the fourth quarter of fiscal 2024, adjusted operating income was $851.1 million, a 6.3 percent increase compared to the same period in the prior fiscal year, driven by a 10.2 percent increase in U.S. Healthcare Solutions, partially offset by an 8.6 percent decrease in International Healthcare Solutions. Adjusted operating income as a percentage of revenue was 1.08 percent in the fiscal 2024 fourth quarter, a decline of 8 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fourth quarter of fiscal 2024, net interest expense of $21.0 million decreased 65.6 percent versus the prior year quarter due to an increase in interest income as a result of higher investment interest rates and higher average investment cash balances, and a decrease in interest expense driven by a decrease in interest expense at our European distribution business primarily due to decreased borrowings in Turkey and the September 2023 divestiture of our less-than-wholly-owned subsidiary in Egypt.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 20.3 percent for the fourth quarter of fiscal 2024 compared to 21.6 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $3.34 in the fourth quarter of fiscal 2024, a 16.8 percent increase compared to $2.86 in the previous fiscal year fourth quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the fourth quarter of fiscal 2024 were 198.1 million, a decrease of 2.6 percent versus the prior fiscal year fourth quarter primarily due to share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.

U.S. Healthcare Solutions Segment

    U.S. Healthcare Solutions revenue was $71.7 billion in the fourth quarter of fiscal 2024, an increase of 15.7 percent compared to the same quarter in the previous fiscal year primarily due to overall market growth primarily driven by unit volume growth, including increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class, and increased sales of specialty products to physician practices and health systems. Segment operating income of $697.4 million in the fourth quarter of fiscal 2024 was up 10.2 percent compared to the same period in the previous fiscal year due to an increase in gross profit, offset in part by an increase in operating expenses.

International Healthcare Solutions Segment

    International Healthcare Solutions revenue was $7.4 billion in the fourth quarter of fiscal 2024, an increase of 5.5 percent compared to the same period in the prior fiscal year. Segment operating income in the fourth quarter of fiscal 2024 was $153.7 million, a decrease of 8.6 percent, primarily due to higher information technology expenses in our European distribution business and lower operating income at our Canadian business, partially offset by the higher operating income at our global specialty logistics business. On a constant currency basis, International Healthcare Solutions revenue increased by 7.9 percent and operating income decreased by 8.0 percent.

Fiscal Year 2024 Summary Results

	GAAP	Adjusted (non-GAAP)
Revenue	$294.0B	$294.0B
Gross Profit	$9.9B	$9.7B
Operating Expenses	$7.7B	$6.1B
Operating Income	$2.2B	$3.6B
Interest Expense, Net	$157M	$157M
Effective Tax Rate	24.2%	20.8%
Net Income Attributable to Cencora	$1.5B	$2.8B
Diluted Earnings Per Share	$7.53	$13.76
Diluted Shares Outstanding	200.3M	200.3M

Summary Fiscal Year GAAP Results

    In fiscal year 2024, GAAP diluted EPS was $7.53 compared to $8.53 in the prior fiscal year. Revenue increased 12.1 percent from the prior fiscal year to $294.0 billion. Gross profit increased 10.6 percent to $9.9 billion due to increases in gross profit in both reportable segments, and a LIFO credit in the current fiscal year in comparison to a LIFO expense in the prior fiscal year, offset in part by lower gains from antitrust litigation settlements. Operating expenses increased 16.9 percent largely due to a $418.0 million goodwill impairment related to PharmaLex and increases in (i) distribution, selling, and administrative expenses, (ii) litigation and opioid-related expenses, which was a credit in the prior year fiscal year due to the receipt of funds previously held in an opioid indemnity escrow account, and (iii) amortization expense. Operating income decreased 7.1 percent due to the increase in operating expenses, offset in part by the increase in gross profit. Diluted weighted average shares outstanding in fiscal 2024 were 200.3 million, down 2.1 percent from the prior fiscal year primarily due to share repurchases.

Summary Fiscal Year Adjusted (non-GAAP) Results

In fiscal year 2024, adjusted diluted EPS was $13.76 compared to $11.99 in the prior fiscal year. Revenue increased 12.1 percent to $294.0 billion. Adjusted gross profit increased 8.1 percent to $9.7 billion due to the increases in gross profit in both reportable segments. Adjusted operating expenses increased 6.5 percent to $6.1 billion primarily due to an increase in distribution, selling, and administrative expenses. Adjusted operating income increased 10.9 percent to $3.6 billion due to the increase in gross profit, offset in part by increased operating expenses. Adjusted operating income margin decreased by 1 basis point to 1.24 percent.

Recent Company Highlights & Milestones

•Cencora today announced that it has entered into a definitive agreement to acquire Retina Consultants of America (“RCA”), a leading management services organization (MSO) of retina specialists.
•Cencora completed its leadership succession plan on October 1, 2024. Robert P. Mauch, PharmD, PhD assumed the role of President and Chief Executive Officer and joined the Company’s Board of Directors. Steven H. Collis, who retired from his role as President and Chief Executive Officer of the Company, has transitioned to Executive Chairman of the Cencora Board of Directors.
•Cencora announced the appointment of Francois Mandeville to its executive team as Executive Vice President, Strategy and M&A.
•Cencora announced the appointment of Pawan Verma to its executive team as Executive Vice President and Chief Data and Information Officer.
•Cencora celebrated its third annual Global Inclusion Day and re-committed its promise to disability inclusion with Robert Mauch signing the Disability:IN CEO Letter on Disability Inclusion for the second consecutive year.

Dividend Declaration

    On November 5, 2024, the Company's Board of Directors declared a quarterly dividend of $0.55 per common share, an 8 percent increase in its quarterly dividend rate from $0.51 per common share. The quarterly dividend of $0.55 per common share is payable November 29, 2024, to stockholders of record at the close of business on November 15, 2024.

Fiscal Year 2025 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2025 Expectations on an Adjusted (non-GAAP) Basis

Cencora has introduced its full fiscal year 2025 financial guidance, which reflects adjusted operating income growth of 5 percent to 6.5 percent and adjusted diluted EPS growth of 8 percent to 10 percent. Since the Company’s preliminary fiscal 2025 guidance provided on its Form 8-K filed on September 5, 2024, Cencora has executed on opportunistic share repurchases in September and October and had continued momentum in the business. The Company expects:

•Revenue growth to be in the range of 7 to 9 percent;
◦U.S. Healthcare Solutions segment revenue growth to be in the range of 7 to 9 percent;
◦International Healthcare Solutions segment revenue growth to be in the range of 7 to 9 percent;
•Adjusted diluted earnings per share to be in the range of $14.80 to $15.10.

    Additional expectations include:
•Adjusted operating income growth to be in the range of 5 to 6.5 percent;
◦U.S. Healthcare Solutions segment operating income growth to be in the range of 5 to 6.5 percent;
◦International Healthcare Solutions segment operating income growth to be in the range of 5 to 6.5 percent;
•Interest expense to be in the range of $150 million to $170 million;
•Adjusted effective tax rate of approximately 21 percent;
•Adjusted free cash flow to be in the range of $2.0 billion to $3.0 billion;
•Capital expenditures to be approximately $600 million; and
•Weighted average diluted shares outstanding to be approximately 196 million.

Cencora’s fiscal 2025 guidance does not currently include the impact of the RCA acquisition, which will be incorporated into expectations following the transaction close.

For additional details regarding guidance expectations on a constant currency basis, please refer to our slide presentation for investors.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on November 6, 2024. A slide presentation for investors has also been posted on the Company's website at investor.cencora.com. The dial-in number for the live call will be (833) 470-1428. From outside the United States and Canada, dial +1 (404) 975-4839. The access code for the call will be 272044. The live call will also be webcast via the Company’s website at investor.cencora.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.cencora.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial (866) 813-9403. From outside the U.S. and Canada, dial +1 (929) 458-6194. The access code for the replay is 260569.

Upcoming Investor Events

Cencora management will be attending the following investor events in the coming months:

•Evercore ISI Healthcare Conference, December 3-5, 2024;
•Citi Global Healthcare Conference, December 3-6, 2024; and
•J.P. Morgan Healthcare Conference, January 13-16, 2025.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 46,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures . Cencora is ranked #10 on the Fortune 500 and #24 on the Global Fortune 500 with more than $290 billion in annual revenue. Learn more at investor.cencora.com

Cencora’s Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as "aim," "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "might," "on track," "opportunity," "plan," "possible," "potential," "predict," "project,” "seek," "should," "strive," "sustain," "synergy," "target," "will," "would" and similar expressions are intended to identify such forward-looking statements, but the absence of these words does not mean the statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included (i) in the "Risk Factors" and "Management's Discussion and Analysis" sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2024	% of Revenue	Three Months Ended September 30, 2023	% of Revenue	% Change
Revenue	$79,050,106		$68,922,331		14.7%

Cost of goods sold	76,557,689		66,668,879		14.8%

Gross profit [1]	2,492,417	3.15%	2,253,452	3.27%	10.6%

Operating expenses:
Distribution, selling, and administrative	1,490,343	1.89%	1,393,828	2.02%	6.9%
Depreciation and amortization	277,044	0.35%	276,226	0.40%	0.3%
Litigation and opioid-related expenses [2]	65,517		13,890
Acquisition-related deal and integration expenses	33,570		40,291
Restructuring and other expenses	81,304		52,276
Goodwill impairment [3]	418,000		—
Total operating expenses	2,365,778	2.99%	1,776,511	2.58%	33.2%

Operating income	126,639	0.16%	476,941	0.69%	(73.4)%

Other income, net [4]	(19,507)		(30,424)
Interest expense, net	20,969		60,942		(65.6)%

Income before income taxes	125,177	0.16%	446,423	0.65%	(72.0)%

Income tax expense	117,711		97,443		20.8%

Net income	7,466	0.01%	348,980	0.51%	(97.9)%

Net (income) loss attributable to noncontrolling interests	(4,084)		1,585

Net income attributable to Cencora, Inc.	$3,382	—%	$350,565	0.51%	(99.0)%

Earnings per share:
Basic	$0.02		$1.74		(98.9)%
Diluted	$0.02		$1.72		(98.8)%

Weighted average common shares outstanding:
Basic	196,270		201,338		(2.5)%
Diluted	198,082		203,395		(2.6)%
 ________________________________________

1    Includes a $62.3 million gain from antitrust litigation settlements, a $12.3 million LIFO expense, and Turkey foreign currency remeasurement expense of $10.2 million in the three months ended September 30, 2024. Includes a $70.6 million gain from antitrust litigation settlements, a $90.3 million LIFO expense, and Turkey foreign currency remeasurement expense of $27.9 million in the three months ended September 30, 2023.

2 Includes a $49.1 million litigation accrual in the three months ended September 30, 2024.

3 Represents a goodwill impairment charge related to PharmaLex in the three months ended September 30, 2024.

4 Includes a $40.7 million gain on the divestiture of non-core businesses in the three months September 30, 2023.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2024	% of Revenue	Fiscal Year Ended September 30, 2023	% of Revenue	% Change
Revenue	$293,958,599		$262,173,411		12.1%

Cost of goods sold	284,048,570		253,213,918		12.2%

Gross profit [1]	9,910,029	3.37%	8,959,493	3.42%	10.6%

Operating expenses:
Distribution, selling, and administrative	5,661,106	1.93%	5,309,984	2.03%	6.6%
Depreciation and amortization	1,091,974	0.37%	963,904	0.37%	13.3%
Litigation and opioid-related expenses (credit), net [2]	227,070		(24,693)
Acquisition-related deal and integration expenses	103,001		139,683
Restructuring and other expenses	233,629		229,884
Goodwill impairment [3]	418,000		—
Total operating expenses	7,734,780	2.63%	6,618,762	2.52%	16.9%

Operating income	2,175,249	0.74%	2,340,731	0.89%	(7.1)%

Other loss (income), net [4]	14,283		(49,036)
Interest expense, net	156,991		228,931		(31.4)%

Income before income taxes	2,003,975	0.68%	2,160,836	0.82%	(7.3)%

Income tax expense	484,702		428,260		13.2%

Net income	1,519,273	0.52%	1,732,576	0.66%	(12.3)%

Net (income) loss attributable to noncontrolling interests	(10,153)		12,717

Net income attributable to Cencora, Inc.	$1,509,120	0.51%	$1,745,293	0.67%	(13.5)%

Earnings per share:
Basic	$7.60		$8.62		(11.8)%
Diluted	$7.53		$8.53		(11.7)%

Weighted average common shares outstanding:
Basic	198,503		202,511		(2.0)%
Diluted	200,284		204,591		(2.1)%
 ________________________________________

1    Includes a $170.9 million gain from antitrust litigation settlements, a $52.2 million LIFO credit, and Turkey foreign currency remeasurement expense of $54.1 million in the fiscal year ended September 30, 2024. Includes a $239.1 million gain from antitrust litigation settlements, a $204.6 million LIFO expense, and Turkey foreign currency remeasurement expense of $87.0 million in the fiscal year ended September 30, 2023.

2    The fiscal year ended September 30, 2024 includes $263.1 million of litigation accruals, offset in part by a $92.2 million opioid settlement accrual reduction primarily as a result of the Company's prepayment of the net present value of a future obligation as permitted under its opioid settlement agreements. The fiscal year ended September 30, 2023 includes the receipt of $83.4 million from the H.D. Smith opioid litigation indemnity escrow.

3 Represents a goodwill impairment charge related to PharmaLex in the fiscal year ended September 30, 2024.

4    Includes a $40.7 million gain on the divestiture of non-core businesses in the fiscal year ended September 30, 2023.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,492,417	$2,365,778	$126,639	$125,177	$117,711	$3,382	$0.02
Gains from antitrust litigation settlements	(62,337)	—	(62,337)	(62,337)	(11,013)	(51,324)	(0.26)
LIFO expense	12,273	—	12,273	12,273	4,369	7,904	0.04
Turkey highly inflationary impact	10,172	—	10,172	10,645	—	10,645	0.05
Acquisition-related intangibles amortization	—	(165,919)	165,919	165,919	24,045	141,441	0.71
Litigation and opioid-related expenses	—	(65,517)	65,517	65,517	2,670	62,847	0.32
Acquisition-related deal and integration expenses	—	(33,570)	33,570	33,570	5,649	27,921	0.14
Restructuring and other expenses	—	(81,304)	81,304	81,304	14,858	66,446	0.34
Goodwill impairment	—	(418,000)	418,000	418,000	3,705	414,295	2.09
Gain on remeasurement of equity investment	—	—	—	(8,551)	—	(8,551)	(0.04)
Other, net	—	—	—	5,804	1,634	4,170	0.02
Tax reform [1]	—	—	—	(11,706)	5,822	(17,528)	(0.09)
Adjusted Non-GAAP	$2,452,525	$1,601,468	$851,057	$835,615	$169,450	$661,648	$3.34

Adjusted Non-GAAP % change vs. prior year quarter	6.6%	6.8%	6.3%	12.8%	5.6%	13.9%	16.8%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.15%	3.10%
Operating expenses	2.99%	2.03%
Operating income	0.16%	1.08%

________________________________________

1 Includes tax expense relating to 2020 Swiss tax reform and the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Income, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2023
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,253,452	$1,776,511	$476,941	$446,423	$97,443	$350,565	$1.72
Gains from antitrust litigation settlements	(70,582)	—	(70,582)	(70,582)	(16,719)	(53,863)	(0.26)
LIFO expense	90,323	—	90,323	90,323	21,264	69,059	0.34
Turkey highly inflationary impact	27,948	—	27,948	29,916	—	29,916	0.15
Acquisition-related intangibles amortization	—	(169,900)	169,900	169,900	40,214	128,718	0.63
Litigation and opioid-related expenses	—	(13,890)	13,890	13,890	3,305	10,585	0.05
Acquisition-related deal and integration expenses	—	(40,291)	40,291	40,291	9,548	30,743	0.15
Restructuring and other expenses	—	(52,276)	52,276	52,276	12,452	39,824	0.20
Gain on divestiture of non-core businesses	—	—	—	(40,665)	1,035	(41,700)	(0.21)
Other, net	—	—	—	4,310	781	3,529	0.02
Tax reform [1]	—	—	—	4,824	(8,931)	13,755	0.07
Adjusted Non-GAAP	$2,301,141	$1,500,154	$800,987	$740,906	$160,392	$581,131	$2.86

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.27%	3.34%
Operating expenses	2.58%	2.18%
Operating income	0.69%	1.16%
______________________________________

1 Includes tax expense relating to Swiss tax reform and the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Income, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$9,910,029	$7,734,780	$2,175,249	$2,003,975	$484,702	$1,509,120	$7.53
Gains from antitrust litigation settlements	(170,904)	—	(170,904)	(170,904)	(37,823)	(133,081)	(0.66)
LIFO credit	(52,168)	—	(52,168)	(52,168)	(11,545)	(40,623)	(0.20)
Turkey highly inflationary impact	54,087	—	54,087	55,309	—	55,309	0.28
Acquisition-related intangibles amortization	—	(660,292)	660,292	660,292	146,131	512,426	2.56
Litigation and opioid-related expenses, net	—	(227,070)	227,070	227,070	46,546	180,524	0.90
Acquisition-related deal and integration expenses	—	(103,001)	103,001	103,001	22,795	80,206	0.40
Restructuring and other expenses	—	(233,629)	233,629	233,629	48,480	185,149	0.92
Goodwill impairment	—	(418,000)	418,000	418,000	3,705	414,295	2.07
Loss on remeasurement of equity investment	—	—	—	16,201	—	16,201	0.08
Other, net	—	—	—	16,814	3,261	13,553	0.07
Tax reform and discrete tax items [1]	—	—	—	(15,697)	20,811	(36,508)	(0.18)
Adjusted Non-GAAP	$9,741,044	$6,092,788	$3,648,256	$3,495,522	$727,063	$2,756,571	$13.76	2

Adjusted Non-GAAP % change vs. prior year	8.1%	6.5%	10.9%	14.0%	17.0%	12.4%	14.8%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.37%	3.31%
Operating expenses	2.63%	2.07%
Operating income	0.74%	1.24%

________________________________________

1 Includes a tax benefit attributable to an adjustment of the Swiss valuation allowance (due to an increase in projected Swiss income and DTA utilization), tax expense relating to 2020 Swiss tax reform, and the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss (Income), Net.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2023
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$8,959,493	$6,618,762	$2,340,731	$2,160,836	$428,260	$1,745,293	$8.53
Gains from antitrust litigation settlements	(239,092)	—	(239,092)	(239,092)	(55,894)	(183,198)	(0.90)
LIFO expense	204,595	—	204,595	204,595	47,830	156,765	0.77
Turkey highly inflationary impact	86,967	—	86,967	95,938	—	95,938	0.47
Acquisition-related intangibles amortization	—	(551,046)	551,046	551,046	128,823	418,144	2.04
Litigation and opioid-related credit, net	—	24,693	(24,693)	(24,693)	13,717	(38,410)	(0.19)
Acquisition-related deal and integration expenses	—	(139,683)	139,683	139,683	32,655	107,028	0.52
Restructuring and other expenses	—	(229,884)	229,884	229,884	53,742	176,142	0.86
Gain on divestiture of non-core businesses	—	—	—	(40,665)	1,035	(41,700)	(0.20)
Other, net	—	—	—	(5,501)	781	(6,282)	(0.03)
Tax reform [1]	—	—	—	(6,638)	(29,287)	22,649	0.11
Adjusted Non-GAAP	$9,011,963	$5,722,842	$3,289,121	$3,065,393	$621,662	$2,452,369	$11.99	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.42%	3.44%
Operating expenses	2.52%	2.18%
Operating income	0.89%	1.25%
 ________________________________________

1     Tax expense relating to 2020 Swiss tax reform and the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Loss (Income), Net.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,
Revenue	2024	2023	% Change
U.S. Healthcare Solutions	$71,671,130	$61,928,984	15.7%
International Healthcare Solutions	7,382,054	6,994,689	5.5%
Intersegment eliminations	(3,078)	(1,342)

Revenue	$79,050,106	$68,922,331	14.7%

	Three Months Ended September 30,
Operating income	2024	2023	% Change
U.S. Healthcare Solutions	$697,384	$632,830	10.2%
International Healthcare Solutions	153,673	168,157	(8.6)%
Total segment operating income	851,057	800,987	6.3%

Gains from antitrust litigation settlements	62,337	70,582
LIFO expense	(12,273)	(90,323)
Turkey highly inflationary impact	(10,172)	(27,948)
Acquisition-related intangibles amortization	(165,919)	(169,900)
Litigation and opioid-related expenses	(65,517)	(13,890)
Acquisition-related deal and integration expenses	(33,570)	(40,291)
Restructuring and other expenses	(81,304)	(52,276)
Goodwill impairment	(418,000)	—
Operating income	$126,639	$476,941	(73.4)%

Percentages of revenue:

U.S. Healthcare Solutions
Gross profit	2.27%	2.38%
Operating expenses	1.29%	1.36%
Operating income	0.97%	1.02%

International Healthcare Solutions
Gross profit	11.22%	11.84%
Operating expenses	9.14%	9.43%
Operating income	2.08%	2.40%

Cencora, Inc. (GAAP)
Gross profit	3.15%	3.27%
Operating expenses	2.99%	2.58%
Operating income	0.16%	0.69%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.10%	3.34%
Adjusted operating expenses	2.03%	2.18%
Adjusted operating income	1.08%	1.16%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Fiscal Year Ended September 30,
Revenue	2024	2023	% Change
U.S. Healthcare Solutions	$265,339,427	$234,759,218	13.0%
International Healthcare Solutions	28,627,542	27,418,679	4.4%
Intersegment eliminations	(8,370)	(4,486)

Revenue	$293,958,599	$262,173,411	12.1%

	Fiscal Year Ended September 30,
Operating income	2024	2023	% Change
U.S. Healthcare Solutions	$2,934,877	$2,596,559	13.0%
International Healthcare Solutions	713,379	692,562	3.0%
Total segment operating income	3,648,256	3,289,121	10.9%

Gains from antitrust litigation settlements	170,904	239,092
LIFO credit (expense)	52,168	(204,595)
Turkey highly inflationary impact	(54,087)	(86,967)
Acquisition-related intangibles amortization	(660,292)	(551,046)
Litigation and opioid-related (expenses) credit, net	(227,070)	24,693
Acquisition-related deal and integration expenses	(103,001)	(139,683)
Restructuring and other expenses	(233,629)	(229,884)
Goodwill impairment	(418,000)	—
Operating income	$2,175,249	$2,340,731	(7.1)%

Percentages of revenue:

U.S. Healthcare Solutions
Gross profit	2.42%	2.48%
Operating expenses	1.31%	1.37%
Operating income	1.11%	1.11%

International Healthcare Solutions
Gross profit	11.60%	11.64%
Operating expenses	9.11%	9.11%
Operating income	2.49%	2.53%

Cencora, Inc. (GAAP)
Gross profit	3.37%	3.42%
Operating expenses	2.63%	2.52%
Operating income	0.74%	0.89%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.31%	3.44%
Adjusted operating expenses	2.07%	2.18%
Adjusted operating income	1.24%	1.25%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

CENCORA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,
	2024	2023
ASSETS

Current assets:
Cash and cash equivalents	$3,132,648	$2,592,051
Accounts receivable, net	23,871,815	20,911,081
Inventories	18,998,833	17,454,768
Right to recover assets	1,175,871	1,314,857
Prepaid expenses and other	538,646	526,069
Total current assets	47,717,813	42,798,826

Property and equipment, net	2,181,410	2,135,171
Goodwill and other intangible assets	13,319,073	14,005,900
Deferred income taxes	246,348	200,667
Other assets	3,637,023	3,418,182

Total assets	$67,101,667	$62,558,746

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$50,942,162	$45,836,037
Accrued expenses and other	2,758,560	2,353,817
Short-term debt	576,331	641,344
Total current liabilities	54,277,053	48,831,198

Long-term debt	3,811,745	4,146,113

Accrued income taxes	291,796	310,676
Deferred income taxes	1,643,746	1,657,944
Accrued litigation liability	4,296,902	5,061,795
Other liabilities	1,993,683	1,884,733

Total equity	786,742	666,287

Total liabilities and stockholders' equity	$67,101,667	$62,558,746

CENCORA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2024	2023
Operating Activities:
Net income	$1,519,273	$1,732,576
Adjustments to reconcile net income to net cash provided by operating activities	1,666,724	1,304,216
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(2,784,339)	(2,711,786)
Inventories	(1,479,599)	(2,183,368)
Accounts payable	4,968,093	6,103,451
Other, net	(405,467)	(333,755)
Net cash provided by operating activities	3,484,685	3,911,334

Investing Activities:
Capital expenditures	(487,173)	(458,359)
Cost of acquired companies, net of cash acquired [1]	(69,771)	(1,409,835)
Cost of equity investments [2]	(30,430)	(743,275)
Non-customer note receivable	(50,000)	—
Other, net	19,278	9,004
Net cash used in investing activities	(618,096)	(2,602,465)

Financing Activities:
Net debt repayments	(385,452)	(623,258)
Purchases of common stock	(1,491,367)	(1,180,728)
Exercises of stock options	37,840	61,152
Cash dividends on common stock	(416,168)	(398,752)
Employee tax withholdings related to restricted share vesting	(63,500)	(71,279)
Other, net	(12,347)	(9,413)
Net cash used in financing activities	(2,330,994)	(2,222,278)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	9,396	72,759

Increase (decrease) in cash, cash equivalents, and restricted cash	544,991	(840,650)

Cash, cash equivalents, and restricted cash at beginning of fiscal year [3]	2,752,889	3,593,539

Cash, cash equivalents, and restricted cash at end of fiscal year [3]	$3,297,880	$2,752,889

________________________________________
1     Includes $1,406.5 million for the acquisition of PharmaLex in the fiscal year ended September 30, 2023.
2     Includes a $718.4 million investment in OneOncology in the fiscal year ended Sepetmber 30, 2023.
3     The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and     restricted cash in the Condensed Consolidated Statements of Cash Flows:

	September 30,
(amounts in thousands)	2024	2023	2022
Cash and cash equivalents	$3,132,648	$2,592,051	$3,388,189
Restricted cash (included in Prepaid Expenses and Other)	98,596	97,722	144,980
Restricted cash (included in Other Assets)	66,636	63,116	60,370
Cash, cash equivalents, and restricted cash	$3,297,880	$2,752,889	$3,593,539

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, Turkey highly inflationary impact and LIFO expense (credit). Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, Turkey highly inflationary impact, and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related expenses (credit); acquisition-related deal and integration expenses; restructuring and other expenses; and goodwill impairment. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition-related deal and integration expenses and restructuring and other expenses that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related expenses (credit), and the impairment of goodwill, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform, the gain on the divestiture of non-core businesses, and the gain (loss) on the remeasurement of an equity investment are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and/or non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax items primarily attributable to foreign valuation allowance adjustments are also excluded from adjusted income tax expense. Further, certain expenses relating to 2020 Swiss tax reform are excluded from adjusted income tax expense. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted net income/loss attributable to noncontrolling interest: Adjusted net income/loss attributable to noncontrolling interest excludes the non-controlling interest portion of the same items described above. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to the Company.

•Adjusted net income attributable to the Company: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; Turkey highly inflationary impact; LIFO expense (credit); acquisition-related intangibles amortization; litigation and opioid expenses (credit); acquisition-related deal and integration expenses; restructuring and other expenses; impairment of goodwill; the gain on the divestiture of non-core businesses; the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform; and the gain (loss) on the remeasurement of an equity investment, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax items primarily attributable to an adjustment of a foreign valuation allowance, and the per share impact of certain expenses related to 2020 Swiss tax reform are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. For the fiscal year ended September 30, 2024, adjusted free cash flow of $3,064.3 million consisted of net cash provided by operating activities of $3,484.7 million plus $237.7 million for the prepayment of a future obligation as permitted under our opioid settlement agreements, minus capital expenditures of $487.2 million and the gains from antitrust litigation settlements of $170.9 million. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

In our slide presentation for investors, the Company also presents revenue and operating income on a “constant currency” basis, which are non-GAAP financial measures. These amounts are calculated by translating current period GAAP results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and management believes that this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. For the fourth quarter of fiscal 2024, (i) revenue of $79.1 billion was negatively impacted by foreign currency translation of $164.5 million, resulting in revenue on a constant currency basis of $79.2 billion, and (ii) operating income of $851.1 million was negatively impacted by foreign currency translation of $1.1 million, resulting in operating income on a constant currency basis of $852.2 million. For the fourth quarter of fiscal 2024 in the International Healthcare Solutions segment, (i) revenue of $7.4 billion was negatively impacted by foreign currency translation of $164.5 million, resulting in revenue on a constant currency basis of $7.5 billion, and (ii) operating income of $153.7 million was negatively impacted by foreign currency translation of $1.1 million, resulting in operating income on a constant currency basis of $154.8 million. For fiscal 2024, (i) revenue of $294.0 billion was negatively impacted by foreign currency translation of $995.9 million, resulting in revenue on a constant currency basis of $295.0 billion, and (ii) operating income of $3.6 billion was negatively impacted by foreign currency translation of $38.8 million, resulting in operating income on a constant currency basis of $3.7 billion. For fiscal 2024 in the International Healthcare Solutions segment, (i) revenue of $28.6 billion was negatively impacted by foreign currency translation of $995.9 million, resulting in revenue on a constant currency basis of $29.6 billion, and (ii) operating income of $713.4 million was negatively impacted by foreign currency translation of $38.8 million, resulting in operating income on a constant currency basis of $752.2 million.

In addition, the Company has provided non-GAAP fiscal year 2025 guidance for diluted earnings per share, operating income, effective income tax rate and free cash flow that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense/credit is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Head of Investor Relations and Treasury
610-727-3693
bennett.murphy@cencora.com

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